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                                                                      EXHIBIT 21


                 Subsidiaries of ANADIGICS, Inc.

                                                       State of Jurisdiction
 Name of Subsidiary                                of Incorporation and % Owned

 ANADIGICS (U.K.) Limited                              United Kingdom   100%
 ANADIGICS, Limited                                    Israel           100%
 ANADIGICS Denmark ApS                                 Denmark          100%
 ANADIGICS Acquisition Corp.                           Delaware         100%
 ANADIGICS Holding Corp.                               Delaware         100%
 Broadband & Wireless Investors, Incorporated          Delaware         100%
 Integral Pathway, Inc.                                New Jersey       100%
 Telcom Devices Corp.                                  California       100%